RID-JLT(11/07)                                       1

                                            [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  (A Prudential Financial Company)
                                                 ONE CORPORATE DRIVE, P.O. BOX 883
                                                    SHELTON, CONNECTICUT 06484]

                                 [LIFETIME FIVE WITH OPTIONAL LEGACY PROTECTION PLUS] BENEFIT RIDER

This Rider is made a part of your Annuity.  For purposes of this Rider, certain provisions of your Annuity are amended as described below.  If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.
Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a single Designated Life or Spousal Designated
Lives (defined below).  This Rider also provides for an optional death benefit payable upon the death of the single Designated
Life or the second to die of the Spousal Designated Lives.  These provisions are described below.  The benefits under this Rider continue until and unless the benefits terminate as described below in "Termination of Benefits."  If your Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee
Payments").

Definitions:  For purposes of this Rider, the following definitions apply:

Adjusted Purchase Payments:  Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase
Payments and decreased by any charges deducted from such Purchase Payments.

Designated Life/Lives:  The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement.

Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

First Death:  The death of the first of the Spousal Designated Lives to die.

Owner/Participant:  The term "Owner" may be referred to as "Participant" in your Annuity.  In this Rider, for simplicity, the
Participant is referred to as Owner.

Spouse:  An individual whom we believe would be recognized as a Spouse under federal law.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

Owner, Annuitant and Beneficiary Designations:  For purposes of electing and maintaining this Rider, the designations under your
Annuity must be as follows:

For a single Designated Life:
         If the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life.  If the Owner is an
         entity that we permit, the Annuitant must be the Designated Life.  You may not name a Co-Owner if a single Designated
         Life is shown in the Schedule Supplement.
For Spousal Designated Lives:
         Except as otherwise provided in this Rider under the "Death Benefit Option" section, such persons must be each other's
         Spouses at the time this Rider is elected and at the First Death.  If the Owner is a natural person, he/she must be the
         Annuitant, and one of the Spousal Designated Lives.  The sole primary beneficiary must be the other Spousal Designated
         Life for as long as the first Spousal Designated Life Owner is alive.  If a Co-Owner is named, he/she must be the other
         Spousal Designated Life.  No additional Co-Owners may be named.  While both Spousal Designated Lives are alive, each
         Co-Owner must be designated as the other Co-Owner's primary Beneficiary.  If the Owner is an entity that we permit, the
         Annuitant must be a Spousal Designated Life, and the Annuitant's Spouse must be the other Spousal Designated Life.  This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the Annuity and this Rider by the surviving Designated Life after the First Death.

While this Rider is in effect, the single Designated Life/Spousal Designated Lives may not be changed.  This may restrict your ability to make changes to Owner/Annuitant designations.  You may name a new Beneficiary(ies), subject to the other limitations on
Beneficiary designations noted above with respect to Spousal Designated Lives. However, such new Beneficiary(ies) will not be a
Designated Life, and would therefore result in the Rider terminating at the First Death.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule
Supplement.

Protected Withdrawal Value and Annual Income Amount:  We guarantee that, subject to the limits and conditions outlined in this
Rider, each Annuity Year you may take, as one or multiple withdrawals, an income amount ("Annual Income Amount").  Initially, a protected withdrawal value ("Protected Withdrawal Value" ) is the basis for the calculation of the Annual Income Amount.  The
Protected Withdrawal Value is also the basis for the calculation of the optional death benefit described in this Rider.  The initial Protected Withdrawal Value and initial Annual Income Amount are set on the date of the first withdrawal after the
Effective Date.

The initial Protected Withdrawal Value is the highest of the following values:

(1)      the Account Value on the date of the first withdrawal, prior to such first withdrawal;

         (2)      the roll-up value ("Roll-Up Value") on the date of such first withdrawal.  The Roll-Up Value equals (a) plus (b), where:

(a)      is your Account Value on the Effective Date increasing at the daily equivalent of the Roll-Up Rate shown in the Schedule
                      Supplement until the earlier of the date we stop increasing the Roll-Up Value, as shown in the Schedule
                      Supplement, and the date of such first withdrawal; and

                  (b)  each Adjusted Purchase Payment received after the Effective Date and before such first withdrawal, increasing at the daily equivalent of the Roll-Up Rate from the date each Purchase Payment is received at our Office to the earlier of the date we stop increasing the Roll-Up Value and the date of such first withdrawal; and

          (3)     the ratchet value ("Ratchet Value") on the date of such first withdrawal.  The Ratchet Value is the highest measured Account Value ("Measured Account Value") on any of the  Ratchet Value Measuring Dates shown in the
                  Schedule Supplement.  The Measured Account Value is the Account Value on a Ratchet Value Measuring Date plus any
                  Adjusted Purchase Payments received at our Office after that Ratchet Value Measuring Date to the date of such first withdrawal.

The initial Annual Income Amount is determined by applying the Annual Income Percentage shown in the Schedule Supplement to the initial Protected Withdrawal Value.

Impact of Withdrawals:  Any withdrawals reduce the remaining Annual Income Amount available during an Annuity Year by the amount of each withdrawal.  Withdrawals in an Annuity Year that in total do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years.  Such withdrawals reduce the Protected Withdrawal Value by the amount of each withdrawal.

All or any portion of a withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered excess income
("Excess Income").  Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount reduces the Annual Income Amount and Protected Withdrawal Value proportionately.  Each proportional reduction is calculated by multiplying each of the Annual Income Amount and Protected Withdrawal Value by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request).

Withdrawals, including withdrawals of the Annual Income Amount, may incur any applicable Contingent Deferred Sales Charge or other charges applicable upon a withdrawal.

Withdrawal Flexibility:  Withdrawals are not required.  However, the Annual Income Amount is not increased in subsequent Annuity
Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Annual Income Amount.

Additional Purchase Payment(s) after your First Withdrawal:  If your Annuity permits additional Purchase Payments, then, before your Account Value is depleted, you may make additional Purchase Payments, subject to the Purchase Payments Limitation provision below.  We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero.  The increase to the
Annual Income Amount resulting from each Purchase Payment equals the applicable Annual Income Percentage applied to the Adjusted
Purchase Payment.  The Protected Withdrawal Value is increased by the amount of each Adjusted Purchase Payment.

Purchase Payment(s) Limitation:  If your Annuity permits additional Purchase Payments, we may limit any subsequent Purchase
Payment(s) if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and withdrawals, the
Annual Income Amount is being increased in an unintended fashion.  Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of subsequent
Purchase Payment(s).  We reserve the right to not accept subsequent Purchase Payments if we are not then offering this benefit for new elections.  We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions:   If: (1) any Required Minimum Distributions are made in any Annuity Year from your Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) such distributions are greater than the Annual Income Amount, then, such distributions will not be treated as Excess Income for purposes of this Rider.  For purposes of this provision, Required Minimum Distributions are determined based on the value of your Annuity, and do not include the value of any other contracts subject to the Required
Minimum Distribution rules.

Step-Ups:  We automatically step up your Annual Income Amount and Protected Withdrawal Value, as follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first withdrawal subsequent to the Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount and the Protected Withdrawal Value if the
conditions set forth in this paragraph are met.  Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage (shown in the Schedule Supplement) to your Account Value on that anniversary results in an amount greater than your current Annual Income Amount.  If your Account Value is greater than the Protected
Withdrawal Value at the time a step-up of your Annual Income Amount occurs, we will also increase the Protected Withdrawal Value to equal your Account Value.

We reserve the right at the time of a step-up opportunity, as described above, that would increase the Annual Income Amount, to increase the charge for this Rider to the then-current charge we apply for new elections of this Rider.  We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us In Writing if you wish to opt out of this feature based on our procedures at the time of notification.  You are only permitted to opt out of the automatic step-up feature if the charge increases.  Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature.  To re-elect the feature, you must notify us In Writing.  Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guarantee Payments:  Once your Account Value is depleted, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Annual Income Amount to zero, until the death of the single Designated Life or the second of the Spousal
Designated Lives to die (or upon the simultaneous deaths of both Spousal Designated Lives), as applicable, as long as the Spousal
Designated Lives were Spouses at the time of the First Death.  In the Annuity Year your Account Value is depleted, the only
Guarantee Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that Annuity Year.  In subsequent
Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement.  We commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, joint life and last survivor annuity if both Spousal Designated Lives are living, or a fixed, single life annuity if only one of the Spousal Designated Lives is living, or if this Rider was issued with a single
Designated Life.  We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee
Payments we may make.

If you have elected the Death Benefit Option, and the death of the applicable Designated Life occurs while Guarantee Payments are being made under the terms of this Rider, the death benefit payable is as described in the "Death Benefit Option" provision below.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to either:

(1)      apply your Account Value to any annuity option available in the Annuity Payments section of your Annuity; or

(2)      request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income
              Amount.  We will continue to make such annuity payments until the death of the single Designated Life, or, as applicable, the death of the second Spousal Designated Life as long as the Spousal Designated Lives were Spouses at the time of the First Death.  If this option is elected, the Annual Income Amount will not increase after annuity payments have begun.

We must receive your request at our Office In Writing. If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a joint and last survivor fixed annuity or as a single life fixed annuity, as applicable, each with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.  The annual guaranteed annuity rates for a joint and last survivor fixed annuity and a single life fixed annuity, each with ten payments certain are shown in the Annuity
Payment Table in the Schedule Supplement.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

         (1)      the present value of future Annual Income Amount payments.  Such present value will be calculated using the same basis that is used to calculate the guaranteed annuity rates in your Annuity; and

         (2)      the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, only the annuity payments guaranteed under the specific annuity payment option will apply, and the annuity payment option cannot be changed.

We also reserve the right to limit the length of any annuity payout option, including, but not limited to, any default option and any period certain, to conform with applicable tax law and to satisfy the Required Minimum Distribution rules.

If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date we transfer all Account Value in order to begin annuity payments.

If you have elected the Death Benefit Option, and the death of the applicable Designated Life occurs while annuity payments are being made under the terms of this Rider, the death benefit payable is as described in the "Death Benefit Option" provision below.

Death Benefit Option:  If you have elected the Death Benefit Option under this Rider, the following paragraphs apply.

         If a single Designated Life is listed in the Schedule Supplement, the death benefit provided in this Rider is payable on the date we receive due proof, In Writing, of the death of the single Designated Life.

         If Spousal Designated Lives are listed in the Schedule Supplement, the death benefit provided in this Rider is payable on the date we receive due proof, In Writing, of the death of the second Spousal Designated Life to die, as long as the
         Spousal Designated Lives were Spouses at the time of the First Death.

         Exception in the Event of the Divorce of the Spousal Designated Lives:  If the Spousal Designated Lives become divorced after the Effective Date, the death benefit provided in this Rider is payable on the date we receive due proof, In
         Writing, of the death of the Owner (or the Annuitant, if the Annuity is entity-owned), subject to our receipt of proof of divorce of the Spousal Designated Lives.

The amount of the death benefit payable under the Death Benefit Option is determined as follows:

o        If this Rider is in effect and neither Guarantee Payments nor annuity payments are being made under this Rider or your
         Annuity, then, upon the death of the applicable Designated Life, the death benefit payable is an amount equal to the greater of: (a) the base death benefit amount that would otherwise be payable under the terms of your Annuity, or (b) the
         Protected Withdrawal Value on the date of the applicable death.

o        If (1) annuity payments are being made in accordance with the terms of your Annuity or this Rider, or (2) your Account
         Value has been depleted and Guarantee Payments are being made in accordance with the terms of this Rider,  then, upon the death of the applicable Designated Life, the death benefit payable is an amount equal to the Protected Withdrawal Value on the date of the applicable death.

For purposes of calculating the death benefit under this Death Benefit Option, the Protected Withdrawal Value is reduced by any
Credits applied within 12 months of the decedent's date of death.

Annuity payments and Guarantee Payments reduce the Protected Withdrawal Value by the amount of the payment.

If no withdrawal was ever taken at the time we receive due proof of the death of the applicable Designated Life In Writing, we will determine a Protected Withdrawal Value as if you made your first withdrawal on the date of death.

All other provisions of the Annuity regarding the death benefit continue to apply unless specifically indicated in this Rider, including, but not limited to:
o        those addressing eligibility,
o        those addressing limits of applicability, including any suspension period due to a change in any designation, and
o        those addressing modes of payment to Beneficiaries or any other provision regarding the death benefit, other than the method of calculation of the death benefit.

There is an additional charge for the Death Benefit Option, as shown in the Schedule Supplement.  The Death Benefit Option cannot be terminated unless you terminate this Rider in its entirety.

Death of a Designated Life under this Rider:  Please also refer to the "Termination of Benefits" provision below.

     Death of the Single Designated Life:  If this Rider was issued with a single Designated Life and such person dies, this Rider terminates and the death benefit provisions of your Annuity apply.  However, if you have elected the Death Benefit Option under this Rider, the death benefit payable is described in the "Death Benefit Option" provision above.

     Death of the First of the Spousal Designated Lives and Spousal Continuation:  For purposes of this Rider, the "Spousal
     Continuation" provision of the Annuity is supplemented as follows:

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and the surviving
         Designated Life chooses to continue the Annuity, this Rider remains in force unless we are instructed otherwise.  We will not transfer any amounts to the money market Sub-account upon receipt of due proof of the decedent's death in connection with this Rider.  The Account Value will remain in the required investment options for this Rider (see the "Investment
         Limitations" provision below).

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and a Spouse who chooses to continue the Annuity is not a Designated Life, this Rider terminates.  Refer to the "Termination of Benefits"
         provision below.

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and the Annuity is not continued according to the Spousal Continuation provision of the Annuity, then the death benefit will be paid under the terms of your Annuity, and the Rider terminates as of the date we receive due proof of death In Writing.

o        Upon the First Death, if a death benefit is not payable under the Annuity (e.g., if the first of the Spousal Designated
         Lives to die is the Beneficiary but not an Owner), the Rider will continue.

     Death of the Second of the Spousal Designated Lives:  If this Rider was issued with Spousal Designated Lives and the second
     Spousal Designated Life dies, this Rider terminates and the death benefit provisions of your Annuity apply.  However, if you have elected the Death Benefit Option under this Rider, any death benefit payable upon the death of the second of the Spousal
     Designated Lives is described in the "Death Benefit Option" provision above.

Misstatement of Age or Sex:  For purposes of this Rider, the following sentence is added to the section in your Annuity entitled
"Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of a single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value:  Any provision in your Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit.  In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing required investment options.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Charge for the Rider:  The charge for this Rider depends on whether you have named a single Designated Life or Spousal Designated
Lives, and whether you have elected the Death Benefit Option.  The charge is applied against the daily total value of each
Sub-account in which Account Value is maintained in the Annuity.  The charge is assessed each day at the daily equivalent of the applicable rate(s) until this Rider terminates.  On the Effective Date, the applicable rate(s) is as shown in the Schedule
Supplement.  Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased.
Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity.  See the "Step-Ups" provision for more details.  We cease to make a charge for the Rider once it terminates in accordance with the
"Termination of Benefits" provision below.

Proof of Survival:  Any Guarantee Payment is subject to evidence we receive In Writing that the single Designated Life or at least one Spousal Designated Life is then alive.  We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the single Designated Life or at least one of the Spousal Designated Lives.  We credit interest on such withheld Guarantee Payments at the rate required by law.  Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment:  We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative or other person if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments:  We may recover from you or your estate any Guarantee Payments made after the death of the single Designated Life or both Spousal Designated Lives.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us In Writing.  Benefits pursuant to this
Rider terminate upon the first to occur of the following events:

(1)      we process a termination of this Rider and/or your request for full surrender of the Annuity.  If your Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, unless you instruct us otherwise;

(2)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned), if the surviving Spousal Designated Life  does not elect to continue the Annuity, and any Account
                  Value remains on the date of death;

(3)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a
                  Spousal Designated Life and any Account Value remains on the date of death;

(4)      the date of receipt of due proof of the death of the single Designated Life or the second to die of the Spousal
                  Designated Lives, if death occurs while Account Value remains on the date of death;

(5)      the date of death of the single Designated Life or the second to die of the Spousal Designated Lives when Account Value is depleted as of the date of death;

(6)      if Account Value remains on the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments.  However, if you have elected the Death Benefit Option, this Rider will continue until a death benefit becomes payable under the terms of the Death Benefit Option;

(7)      each of the Account Value and the Annual Income Amount is zero; or

(8)      we process a request to change any designation of the Annuity that either results in a violation of the "Designations"
                  provision of this Rider or if we do not then consent to continue the Rider.

                                           [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION]

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                                                  [______________________________]
                                                             Secretary